Exhibit 21.1

List of Subsidiaries

of

LaShou Group Inc.

(the “Registrant”)

Beneficially Owned Subsidiaries

	Name of Company	Jurisdiction of Incorporation	Percentage of Attributable Equity Interests
1.	Lashou HK Limited	Hong Kong	100%
2.	Lashou Group Hong Kong Limited	Hong Kong	100%
3.	Lashou Macau Sociedade Unipessoal Limitada	Macau	100%
4.	Shanghai Lashou Information Technology Co. Ltd.	PRC	100%
5.	Beijing Lashou Technology Co. Ltd.	PRC	100%

Affiliated Entities Consolidated in the Registrant’s Financial Statement

	Name of Company	Jurisdiction of Incorporation
1.	Beijing Lashou Network Technology Co. Ltd.	PRC